                                                                      EXHIBIT 11

===============================================================================
                      PEDIATRIC SERVICES OF AMERICA, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                   --------------------------
                                                                                1996          1995          1994
                                                                               ------        ------        ------
Weighted average common stock outstanding during the period.........        5,974,146     4,620,507       924,984
Securities converted into or exercised for common stock upon consummation of initial public offering:
Class A Common Stock converted......................................                -             -       106,731
Redeemable Series A convertible preferred stock converted...........                -             -       522,228
Warrant exercises...................................................           14,324             -         7,568
Options and Warrants................................................          311,737       437,481        91,686
Dilutive Warrants and options computed in accordance with the treasury stock method as required by the SEC not included
 above..............................................................                -             -        11,080
                                                                           ----------    ----------   -----------
Total...............................................................        6,300,207     5,057,988     1,664,277
                                                                           ==========    ==========   ===========

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON AND COMMON
 EQUIVALENT SHARES:
Income before extraordinary item....................................       $5,046,333    $4,211,496   $ 2,578,423
Less accretion on redeemable warrants...............................                -             -       (51,285)
Less accretion on redeemable preferred stock........................         (10,174)       (35,952)   (2,197,425)
Less preferred stock dividend.......................................         (85,750)      (194,943)      (85,570)
                                                                           ----------    ----------   -----------
Income before extraordinary item attributable to common
 and common equivalent shares.......................................        4,950,409     3,980,601       244,143
Extraordinary item, net of tax......................................                -       781,220      (407,811)
                                                                           ----------    ----------   -----------
Net income (loss) attributable to common and common
 equivalent shares..................................................       $4,950,409    $4,761,821   $  (163,668)
                                                                           ==========    ==========   ===========
PER SHARE DATA:
Per share amount before extraordinary item..........................       $     0.79    $     0.79   $      0.15
Per share amount extraordinary item.................................                -          0.15         (0.25)
                                                                           ----------     ----------  -----------
Per share amount net income (loss)..................................       $     0.79    $     0.94   $     (0.10)
                                                                           ==========    ==========   ===========

================================================================================

                                    Page 90